Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY FIRST QUARTER 2012 EARNINGS

EL DORADO, Arkansas, May 2, 2012 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the first quarter of 2012 was $290.1 million ($1.49 per diluted share), compared to net income of $268.9 million ($1.38 per diluted share) in the first quarter of 2011. The 2011 first quarter included income from discontinued operations of $30.5 million ($0.16 per diluted share) related to two U.S. refineries and associated marketing assets that were sold at the end of the third quarter of 2011. Income from continuing operations in the 2011 first quarter was $238.4 million ($1.22 per diluted share). Income from continuing operations and associated diluted income per share were 22% higher in the 2012 quarter compared to the same quarter of 2011. The improved income from continuing operations in 2012 compared to 2011 was primarily due to higher earnings from the Company’s exploration and production operations.

Net Income

	Three Mos. Ended March 31,
(Millions of Dollars except per share)	2012	2011
Exploration and Production	$321.6	260.4
Refining and Marketing	(4.2)	0.3
Corporate	(27.3)	(22.3)

Income from continuing operations	290.1	238.4
Income from discontinued operations	—	30.5

Net income	$290.1	268.9

Income per Common share – Diluted:
Income from continuing operations	$1.49	1.22
Net income	$1.49	1.38

Exploration and Production (E&P)

Income contribution from E&P operations was $321.6 million in the first quarter of 2012, up from $260.4 million in the same quarter of 2011. A higher average realized sales price for crude oil and lower exploration expenses were the primary drivers for the earnings improvement in the 2012 quarter. The 2012 quarter was unfavorably impacted by lower crude oil sales volumes and significantly lower North American natural gas sales prices.

E&P Metrics

	Three Mos. Ended March 31,
	2012	2011
Oil Production Volume – Bbls. per day	107,490	113,313
Natural Gas Sales Volume – MCF per day	525,635	413,034
Total BOE Production Volume – BOE per day	195,096	182,152

Average Realized Oil Sales Price – $ per Bbl.	$97.78	86.73
Average Realized North American Natural Gas Sales Price – $ per MCF	$2.56	4.35
Average Realized Sarawak Natural Gas Sales Price – $ per MCF	$7.80	5.64

The Company’s worldwide crude oil, condensate and natural gas liquid sales prices averaged $97.78 per barrel for the 2012 first quarter compared to the 2011 first quarter average of $86.73 per barrel. Total crude oil, condensate and gas liquids production of 107,490 barrels per day in the first quarter of 2012 was below the 113,313 barrels per day produced in the 2011 quarter. The decline in oil production in 2012 was attributable to lower volumes produced at the Kikeh field, offshore Sabah, Malaysia, the Azurite field, offshore Republic of the Congo, and at Syncrude in Western Canada. Oil production in the U.S. was higher in the 2012 quarter and was attributable to ongoing development activities in the Eagle Ford Shale area of South Texas. Total sales volumes of crude oil, condensate and natural gas liquids averaged 108,562 barrels per day in the first quarter 2012 compared to 112,804 barrels per day in the 2011 quarter. North American natural gas sales prices averaged $2.56 per thousand cubic feet (MCF) in the 2012 first quarter compared to $4.35 per MCF in the same quarter of 2011. Natural gas produced at fields offshore Sarawak Malaysia was sold at an average of $7.80 per MCF in the 2012 quarter, up from $5.64 per MCF in the 2011 first quarter. Natural gas sales volume of over 525 million cubic feet per day in the first three months of 2012 was a quarterly record for the Company, and was up from 413 million cubic feet per day sold in the 2011 period. The increase in natural gas sales volume in 2012 was primarily due to a full quarter of natural gas production at the Tupper West area in Northeast British Columbia. Tupper West was on production for only a portion of the 2011 first quarter after coming online in February of last year.

Production expenses increased $12.3 million in 2012 compared to 2011 based on higher hydrocarbon volumes sold. Depreciation expense increased by $73.6 million in 2012 due to both higher volumes sold and a higher average capital amortization rate for these additional volumes.

Exploration expense in the 2012 period was $53.0 million compared to $96.3 million in 2011. Dry hole expense was lower by $35.2 million in the 2012 period primarily due to the first quarter 2011 including unsuccessful drilling costs offshore Suriname. Geological and geophysical expense was $9.7 million lower in 2012 compared to 2011 due to the prior year’s quarter including seismic acquisition costs in the U.S. Mississippi Canyon deepwater area in the Gulf of Mexico and the Eagle Ford Shale area. These lower costs in the U.S. in 2012 were partially offset by higher seismic costs in Australia and other foreign prospective areas.

Refining and Marketing (R&M)

Murphy’s R&M continuing operations incurred a loss of $4.2 million in the 2012 first quarter compared to income of $0.3 million in the 2011 quarter.

R&M Metrics

	Three Mos. Ended March 31,
	2012	2011
U.S. Retail Fuel Margin – Per Gallon	$0.071	0.091
U.S. Retail Merchandise sales per store per month	$152,923	148,365
U.K. Refinery Inputs – Bbls. per day	130,750	124,967
U.K. R&M Unit Margin – Per Bbl.	$0.79	(0.61)
Total Petroleum Product Sales – Bbls. per day	450,527	564,335	*

*Includes 153,746 bbls. per day in 2011 related to discontinued operations.

U.S. downstream operations generated a loss of $7.2 million in the 2012 quarter, compared to income of $9.0 million in 2011. Margins for U.S. retail marketing operations were depressed in the 2012 quarter compared to a year earlier due to significantly higher wholesale gasoline purchase prices during the latest quarter. U.S. retail margins in 2012 were $0.02 per gallon below 2011 levels. Total margin on merchandise sales in 2012 was about flat with 2011. Average U.S. retail fuel sales volumes in 2012 on a per-store basis were lower by about 6% compared to 2011. Results for ethanol production operations in 2012 were less than in 2011 due to weaker crush spreads in the latest quarter caused by ethanol prices not keeping pace with the increase in corn costs.

Refining and marketing operations in the United Kingdom produced a profit of $3.0 million in the first quarter 2012 compared to a loss of $8.7 million in the same quarter of 2011. The improvement in operating results for U.K. R&M operations in 2012 was primarily due to better refining margins and higher refinery throughput volumes in the most recent quarter at the Milford Haven, Wales, refinery. The Company has previously announced its intent to sell the U.K. downstream operations and those efforts continue to progress.

Corporate

Corporate functions had net costs of $27.3 million in the 2012 first quarter compared to net costs of $22.2 million in the 2011 first quarter. The larger net cost in 2012 compared to 2011 was primarily due to higher administrative costs and lower interest income in the current quarter. The after-tax costs for transactions denominated in foreign currencies was $1.5 million in the 2012 quarter compared to after-tax costs of $1.1 million in the 2011 quarter.

Discontinued Operations

Murphy’s U.S. downstream subsidiary sold the Meraux, Louisiana and Superior, Wisconsin refineries and certain associated marketing assets at the end of the third quarter 2011. All results of operations for these assets have been accounted for as discontinued operations in the consolidated financial statements. Income from discontinued operations was $30.5 million in the first quarter of 2011, but the 2012 quarter included no discontinued operating results. The 2011 income was attributable to U.S. refining margins that averaged $2.93 per barrel of throughput by the refineries.

David Wood, Murphy’s President and Chief Executive Officer, commented, “The divergence in North American oil and natural gas prices during the first quarter was quite extreme. Although oil prices remain strong in the early days of the second quarter, natural gas prices in North America have further softened during the shoulder months in the spring. Our Company has made a good start with exploratory drilling in early 2012. Two natural gas discoveries in Block H, offshore Malaysia, have potential to be combined with nearby discoveries for a future floating LNG project. Also, a discovery has been made offshore Brunei in Block CA-1. Drilling activity in the Central Dohuk block in Kurdistan is progressing nicely. We continue our development drilling program in the oil window of the Eagle Ford Shale, where we are currently running ten rigs. The rising price of wholesale refined products, associated with the crude oil price rise, led to a squeeze on U.S. retail marketing margins during the first quarter. The easing of wholesale prices early in the second quarter has given margins a boost.

“We currently anticipate total worldwide production volumes of 185,000 barrels of oil equivalent per day in the second quarter of 2012. Sales volumes of oil and natural gas are projected to average 184,000 barrels of oil equivalent per day in the second quarter. We anticipate a full-year 2012 production rate of about 193,000 barrel equivalents per day. This 2012 production estimate is below prior guidance due to reduced dry gas volumes at the Tupper area, revised Syncrude performance, and workover delays at Kikeh. At the present time, we expect net income in the second quarter 2012 to range between $1.35 and $1.60 per diluted share. The second quarter estimate includes projected exploration expense ranging between $50 million and $110 million during the quarter, and earnings from our downstream businesses are projected at approximately $67 million. Results could vary based on commodity prices, drilling results, timing of crude oil and natural gas sales, refining and marketing margins, and foreign exchange movements.”

The public is invited to access the Company’s conference call to discuss first quarter 2012 results on Thursday, May 3rd , at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-877-874-1569. The telephone reservation number for the call is 1011443. Replays of the call will be available through the same address on the Murphy Web site, and a recording of the call will be available through May 7th by dialing 1-888-203-1112 and referencing reservation number 1011443. Audio downloads will be available on the Murphy Web site through June 1 and via Thomson StreetEvents for their service subscribers.

In addition, the Company will be webcasting the 2012 Murphy Oil Analyst Day to be held on May 8, 2012 starting at 2:00 p.m. CDT. To access the webcast, please go to the Murphy Web site at www.murphyoilcorp.com and select the link to the webcast.

Summary financial data and operating statistics for the first quarter 2012 with comparisons to 2011 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Revenues	Income	Revenues	Income
Exploration and production
United States	$221.1	50.8	168.2	16.5
Canada	307.0	73.3	286.3	86.4
Malaysia	563.9	224.0	517.5	195.8
United Kingdom	37.6	8.7	30.2	9.0
Republic of the Congo	57.6	1.6	34.6	3.6
Other	—	(36.8)	1.3	(50.9)

	1,187.2	321.6	1,038.1	260.4

Refining and marketing
United States	4,264.2	(7.2)	3,963.1	9.0
United Kingdom	1,540.0	3.0	1,305.1	(8.7)

	5,804.2	(4.2)	5,268.2	0.3

	6,991.4	317.4	6,306.3	260.7
Intersegment transfers elimination	—	—	(40.2)	—

	6,991.4	317.4	6,266.1	260.7
Corporate	3.1	(27.3)	5.6	(22.3)

Revenue/income from continuing operations	6,994.5	290.1	6,271.7	238.4
Discontinued operations, net of tax	—	—	—	30.5

Total revenues/net income	$6,994.5	290.1	6,271.7	268.9

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

		Canada			United King- dom	Republic of the Congo	Other	Total
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia
Three Months Ended March 31, 2012
Oil and gas sales and other revenues	$221.1	189.4	117.6	563.9	37.6	57.6	–	1,187.2
Production expenses	48.5	44.4	52.6	89.2	5.4	17.0	–	257.1
Depreciation, depletion and amortization	63.0	77.2	13.3	112.7	7.8	33.8	.6	308.4
Accretion of asset retirement obligations	2.8	1.3	2.0	2.9	.3	.2	–	9.5
Impairment of properties	–	–	–	–	–	–	–	–
Exploration expenses
Dry holes	–	.8	–	–	–	–	(.2)	.6
Geological and geophysical	.2	4.2	–	(.1)	–	.1	6.9	11.3
Other	3.9	.2	–	–	.1	.2	8.1	12.5

	4.1	5.2	–	(.1)	.1	.3	14.8	24.4
Undeveloped lease amortization	11.1	7.1	–	–	–	–	10.4	28.6

Total exploration expenses	15.2	12.3	–	(.1)	.1	.3	25.2	53.0

Selling and general expenses	12.1	4.1	.2	.3	1.0	.9	11.0	29.6

Results of operations before taxes	79.5	50.1	49.5	358.9	23.0	5.4	(36.8)	529.6
Income tax provisions	28.7	13.8	12.5	134.9	14.3	3.8	–	208.0

Results of operations (excluding corporate overhead and interest)	$50.8	36.3	37.0	224.0	8.7	1.6	(36.8)	321.6

Three Months Ended March 31, 2011
Oil and gas sales and other operating revenues	$168.2	159.5	126.8	517.5	30.2	34.6	1.3	1,038.1
Production expenses	41.1	30.9	58.5	103.1	5.6	5.6	–	244.8
Depreciation, depletion and amortization	48.5	52.8	13.8	95.8	4.6	18.9	.4	234.8
Accretion of asset retirement obligations	2.4	1.3	1.9	2.6	.8	.2	.1	9.3
Exploration expenses
Dry holes	.9	–	–	.1	–	2.1	32.7	35.8
Geological and geophysical	18.2	1.5	–	–	.1	.8	.4	21.0
Other	3.3	.3	–	–	.1	.1	6.3	10.1

	22.4	1.8	–	.1	.2	3.0	39.4	66.9
Undeveloped lease amortization	18.4	6.9	–	–	–	–	4.1	29.4

Total exploration expenses	40.8	8.7	–	.1	.2	3.0	43.5	96.3

Terra Nova working interest redetermination	–	(5.4)	–	–	–	–	–	(5.4)
Selling and general expenses	9.4	3.3	.2	1.3	.8	(.4)	7.8	22.4

Results of operations before taxes	26.0	67.9	52.4	314.6	18.2	7.3	(50.5)	435.9
Income tax provisions	9.5	19.8	14.1	118.8	9.2	3.7	.4	175.5

Results of operations (excluding corporate overhead and interest)	$16.5	48.1	38.3	195.8	9.0	3.6	(50.9)	260.4

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues	$6,994,519	6,271,673

Costs and expenses
Crude oil and product purchases	5,514,379	4,956,376
Operating expenses	493,861	464,760
Exploration expenses	53,015	96,274
Selling and general expenses	89,187	69,661
Depreciation, depletion and amortization	340,374	263,747
Accretion of asset retirement obligations	9,778	9,487
Redetermination of Terra Nova working interest	—	(5,351)
Interest expense	11,739	11,719
Interest capitalized	(6,423)	(6,433)

	6,505,910	5,860,240

Income from continuing operations before income taxes	488,609	411,433
Income tax expense	198,538	172,991

Income from continuing operations	290,071	238,442
Income from discontinued operations, net of income taxes	—	30,461

Net income	$290,071	268,903

Per Common share – Basic
Continuing operations	$1.50	1.23
Discontinued operations	—	0.16

Net income	$1.50	1.39

Per Common share – Diluted
Continuing operations	$1.49	1.22
Discontinued operations	—	0.16

Net income	$1.49	1.38

Cash dividends per Common share	$0.275	0.275

Average Common shares outstanding (thousands)
Basic	193,922	193,093
Diluted	194,885	194,597

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net income	$290,071	268,903
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations	—	(30,461)
Depreciation, depletion and amortization	340,374	263,747
Amortization of deferred major repair costs	5,911	5,683
Expenditures for asset retirement	(6,957)	(6,479)
Dry hole costs	620	35,804
Amortization of undeveloped leases	28,632	29,387
Accretion of asset retirement obligations	9,778	9,487
Deferred and noncurrent income tax charges	7,510	813
Pretax gains from disposition of assets	(90)	(53)
Net decrease (increase) in noncash operating working capital other than cash and cash equivalents	298,334	(140,422)
Other—net	16,823	38,554

Net cash provided by continuing operations	991,006	474,963
Net cash provided by discontinued operations	—	47,937

Net cash provided by operating activities	991,006	522,900

Investing Activities
Property additions and dry hole costs	(567,264)	(508,880)
Proceeds from sale of assets	123	76
Purchases of investment securities*	(469,564)	(428,253)
Proceeds from maturity of investment securities*	507,305	587,795
Expenditures for major repairs	—	(32)
Investing activities of discontinued operations	—	(15,471)
Other—net	3,889	2,230

Net cash required by investing activities	(525,511)	(362,535)

Financing Activities
Borrowing (repayment) of notes payable	(11)	34,990
Proceeds from exercise of stock options and employee stock purchase plans	6,599	6,816
Excess tax benefits related to exercise of stock options	1,037	4,253
Withholding tax on stock-based incentive awards	(5,501)	(8,014)
Cash dividends paid	(53,383)	(53,104)

Net cash required by financing activities	(51,259)	(15,059)

Effect of exchange rate changes on cash and cash equivalents	8,540	8,288

Net increase in cash and cash equivalents	422,776	153,594
Cash and cash equivalents at beginning of period	513,873	535,825

Cash and cash equivalents at end of period	$936,649	689,419

*Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2011)

(Millions of dollars)

	March 31, 2012	Dec. 31, 2011
Total current assets	$3,804.6	3,447.7
Total current liabilities	3,245.9	2,824.9
Total assets	14,936.9	14,138.1
Long-term debt	249.6	249.6
Stockholders’ equity	9,119.1	8,778.4

	Three Months Ended March 31,
	2012	2011
Capital expenditures
Exploration and production
United States	$214.6	87.4
Canada	154.3	207.7
Malaysia	301.0	83.3
Other	45.2	138.7

	715.1	517.1

Refining and marketing
United States[1]	18.3	45.9
United Kingdom	4.5	2.0

	22.8	47.9

Corporate	1.8	1.6

Total capital expenditures	739.7	566.6

Charged to exploration expenses[2]
United States	4.1	22.4
Canada	5.2	1.8
Malaysia	(0.1)	0.1
Other	15.2	42.6

Total charged to exploration expenses	24.4	66.9

Total capitalized	$715.3	499.7

[1]Includes capital expenditures of U.S. refineries presented as discontinued operations of	$—	17.8

[2]Excludes amortization of undeveloped leases of	$28.6	29.4

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended March 31,
	2012	2011
Exploration and Production
Net crude oil, condensate and gas liquids produced — barrels per day	107,490	113,313
United States	20,280	16,817
Canada — light	205	35
— heavy	8,406	7,809
— offshore	9,377	8,804
— synthetic	13,311	14,902
Malaysia	49,959	55,216
United Kingdom	3,071	3,085
Republic of the Congo	2,881	6,645

Net crude oil, condensate and gas liquids sold — barrels per day	108,562	112,804
United States	20,280	16,817
Canada — light	205	35
— heavy	8,406	7,809
— offshore	8,619	9,090
— synthetic	13,311	14,902
Malaysia	48,703	57,717
United Kingdom	3,135	2,574
Republic of the Congo	5,903	3,860

Net natural gas sold — thousands of cubic feet per day	525,635	413,034
United States	51,231	54,260
Canada	242,285	117,294
Malaysia — Sarawak	184,635	170,554
— Kikeh	43,743	64,832
United Kingdom	3,741	6,094

Total net hydrocarbons produced — equivalent barrels per day[1]	195,096	182,152
Total net hydrocarbons sold — equivalent barrels per day[1]	196,168	181,643

Weighted average sales prices
Crude oil, condensate and gas liquids — dollars per barrel[2]
United States	$110.08	95.53
Canada[3] — light	91.40	92.17
— heavy	51.14	52.54
— offshore	118.39	102.14
— synthetic	96.95	94.35
Malaysia[4]	94.74	82.66
United Kingdom	120.01	106.24
Republic of the Congo[4]	107.26	99.48
Natural gas — dollars per thousand cubic feet
United States[2]	$2.64	4.19
Canada[3]	2.54	4.42
Malaysia — Sarawak	7.80	5.64
— Kikeh	0.24	0.24
United Kingdom[3]	9.58	9.90

1Natural gas converted on an energy equivalent basis of 6:1.

2 Includes intracompany transfers at market prices.

3U.S. dollar equivalent.

4 Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended March 31,
	2012	2011
Refining and Marketing
United States retail marketing:
Fuel margin per gallon*	$0.071	$0.091
Gallons sold per store month	254,806	272,159
Merchandise sales revenue per store month	$152,923	$148,365
Merchandise margin as a percentage of merchandise sales	13.0%	13.7%
Store count at end of period (Company operated)	1,133	1,110

United Kingdom refining and marketing—unit margins per barrel	$0.79	$(0.61)

Petroleum products sold—barrels per day	450,527	564,335
United States	319,976	437,775
Gasoline	274,391	319,933
Kerosine	216	16,017
Diesel and home heating oils	45,369	81,062
Residuals	–	15,225
Asphalt, LPG and other	–	5,538
United Kingdom	130,551	126,560
Gasoline	44,679	26,682
Kerosine	15,872	15,560
Diesel and home heating oils	43,683	44,722
Residuals	15,698	11,527
LPG and other	10,619	28,069
U.K. refinery inputs—barrels per day	130,750	124,967
Milford Haven, Wales—crude oil	127,001	121,326
—other feedstocks	3,749	3,641

U.K. refinery yields—barrels per day	130,750	124,967
Gasoline	44,573	26,584
Kerosine	16,089	16,139
Diesel and home heating oils	40,340	42,824
Residuals	15,586	11,548
LPG and other	10,593	25,186
Fuel and loss	3,569	2,686

*Represents net sales prices for fuel less purchased cost of fuel.